Exhibit 23.1

Consent of independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 ( amendment no. 5 ) of IX Energy Holdings, Inc. of our report dated March 20, 2009, except for notes 1, 2, 6, 7, 8, 10 and 11 as to which the date is September 30, 2009, on the financial statements of IX Energy Holdings, Inc. and Subsidiary for the years ended December 31, 2008 (consolidated) (as restated) and 2007, included on Form S-1/A ( amendment no, 5 ), herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

January 26, 2010